UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 31, 2012
Diamond Resorts Corporation
(Exact name of registrant as specified in its charter)

Maryland	333-172772	95-4582157
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 31, 2012, the Board of Managers (the “Board”) of Diamond Resorts Parent, LLC (“DRP”), the parent of Diamond Resorts Corporation (“DRC”), appointed David F. Palmer as Chief Executive Officer of DRP and its subsidiaries, taking over from DRP’s founder, Stephen J. Cloobeck, who will remain active as Chairman of the Board, effective January 1, 2013. Mr. Palmer, who will also continue to be President of DRP and its subsidiaries, will no longer serve as Chief Financial Officer The Board also appointed C. Alan Bentley as Chief Financial Officer of DRP and its subsidiaries, effective January 1, 2013.

Mr. Palmer, age 51, has served as President since September 20, 2010, and is a member of the Board. He has served as Chief Financial Officer of DRP and its subsidiaries since April 2007, and he served as Executive Vice President of DRP and its subsidiaries from April 2007 until his promotion to President in September 2010. Mr. Palmer has over 20 years of experience as a private equity/financial professional. Mr. Palmer served as a managing director of Trivergance, LLC, which he co-founded with Lowell D. Kraff, another member of the Board, from its formation in June 2006 to July 2010. From September 2002 to December 2006, he served as a member of Onyx Capital Ventures, LLC, a private equity firm and minority business enterprise that specialized in investing in middle-market minority business enterprises. From 1996 to 2002, he was a principal of Vision Capital Partners, LLC, and was a founder of Velocity Capital, LLC. Both merchant banking partnerships focused on early stage venture capital and private equity investments. From 1989 to 1999, Mr. Palmer served as vice president of corporate development for Farley Industries, Inc., a diversified holding company with interests in the automotive, industrial and apparel industries. From 2003 to 2006, Mr. Palmer served as Chairman of the Board of Directors of CiDRA Corporation, an industrial and optical services provider to the oilsands, minerals processing and pulp and paper industries. Mr. Palmer received an A.B. in Physical Chemistry from Hamilton College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Bentley, age 52, has served as Executive Vice President of DRP and its subsidiaries since April 2007. Mr. Bentley is also a partner at Mackinac Partners, LLC (“Mackinac”), a financial advisory firm, which has provided services to DRP since April 2007. Mr. Bentley has over 30 years of broad-based business experience with extensive expertise in the areas of corporate restructuring, business management and strategic planning, complex financing transactions, capital formation, mergers and acquisitions, and financial and SEC reporting. Prior to joining Mackinac, Mr. Bentley was a managing director at KPMG LLP and a senior manager at Arthur Andersen & Co. In addition, Mr Bentley served as Executive Vice President and Chief Financial Officer of Swifty Serve Corporation and Pic N’ Save, Inc. Mr. Bentley received a B.S. in Accounting from Western Kentucky University. He is a Certified Public Accountant.

HMCS Management Services Arrangement

None of Messrs. Cloobeck, Palmer or Bentley receives direct remuneration from DRP or its subsidiaries. Rather, Hospitality Management and Consulting Service, L.L.C. (“HMCS”), a Nevada limited liability company that is beneficially owned by Mr. Cloobeck, receives an annual management fee pursuant to a Homeowner Association Oversight, Consulting and Executive Management Services Agreement, dated as of December 31, 2010, between HMCS and DRC (the “Initial HMCS Agreement”). On December 31, 2012, HMCS and DRC entered into an Amended and Restated Homeowner Association Oversight, Consulting and Executive Management Services Agreement (the “Restated HMCS Agreement”), which amended and restated the Initial HMCS Agreement to (1) reflect the fact that Mr. Cloobeck will continue to serve as Chairman, Mr. Palmer will serve as Chief Executive Officer of DRC and Mr. Bentley will serve as Chief Financial Officer of DRC, each effective January 1, 2013, and (2) remove a provision that would have automatically terminated the Initial HMCS Agreement in the event that Mr. Cloobeck no longer served as Chief Executive Officer of DRC. HMCS provides DRC with management services of Messrs. Cloobeck, Palmer and Bentley, as well as other individuals employed by HMCS, each of whom devotes his or her full business time and attention to DRC. Messrs. Cloobeck, Palmer and Bentley are each compensated by HMCS pursuant to an agreement each of them has entered into with HMCS. For the nine months ended September 30, 2012, DRP incurred approximately $13.5 million in management fees, incentive payments and expense reimbursements in connection with the Initial HMCS Agreement.

For more information regarding the Initial HMCS Agreement, see DRC’s annual report on Form 10-K filed March 30, 2012. The description of the Initial HMCS Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Initial HMCS Agreement, which was previously filed as Exhibit 10.18 to Amendment No. 2 to DRC’s Registration Statement on Form S-4 filed on June 21, 2011 and is incorporated herein by reference.

Mackinac Relationship

Since April 2007, Mackinac has provided DRP with advisory services relating to mergers and acquisitions, capital formation and corporate finance, litigation support, interim management services relating to DRP’s European subsidiary and restructuring of certain subsidiaries of DRP. For the nine months ended September 30, 2012, DRP paid a total of approximately $3.8 million in fees and expense reimbursements to Mackinac for consulting services provided to DRP.

A copy of the press release issued by DRC on January 7, 2013 announcing the management changes discussed in this report is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release by Diamond Resorts Corporation dated January 7, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts Corporation
January 7, 2013	By: /s/ David F. Palmer Name: David F. Palmer Title: President and Chief Executive Officer